WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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ENCORE COMPUTER CORPORATION
Financial Data Schedule
(Unaudited)
(in thousands)

For the nine months ended October 1, 1995

Cash and cash items                         2,958
Marketable securities                          -
Notes and accounts receivable-trade        12,558
Allowances for doubtful accounts           (1,741)
Inventory                                  17,444
Total current assets                       32,542
Property, plant and equipment              88,944
Accumulated depreciation                  (52,746)
Total assets                               71,865
Total current liabilities                  57,224
Bonds, mortgages and similar debt             869
Preferred stock mandatory redemption           -
Preferred stock no mandatory redemption        40
Common stock                                  355
Other stockholders' equit                  13,544
Total liabilities & equity                 71,865
Sales of tangible products                 13,604
Total revenues                             34,732
Cost of tangible goods sold                29,431
Total costs applicable to revenues         45,210
Other costs and expenses                     (66)
Provision for doubtful accounts and notes   2,996
Interest and amortization of debt discount  2,485
Income before taxes and other items       (69,087)
Income tax expense                            187
Income/loss from continuing operations    (69,274)
Discontinued operations                        -
Extraordinary items                            -
Cumulative effect of accounting changes        -
Net income or loss                        (69,274)
Earnings per share-primary                  (1.97)
Earnings per share-fully diluted               -

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